Exhibit 5.2

[    ] May 2021

Tristar Acquisition I Corp.

P.O. Box 709

Second Floor

Willow House

Grand Cayman KY1-1107

Cayman Islands

Dear Ladies and Gentlemen

We have acted as special counsel as to Cayman Islands law to Tristar Acquisition I Corp. (the “Company”) in relation to the Company’s registration statement on Form S-1, including all amendments and supplements thereto (including its exhibits, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933, as amended (the “1933 Act”) for the purposes of registering with the SEC under the 1933 Act, the offering and sale to the public of:

1.	Up to 28,750,000 units of the Company, including the underwriter’s over-allotment option to purchase an additional 3,750,000 units, (collectively, the “Units”), each Unit consisting of:

a.	One Class A ordinary share of a par value of US$0.0001 per share of the Company (the “Class A Shares”); and

b.	One-third of one redeemable warrant, each whole warrant being exercisable to purchase one Class A Share (the “Warrants”);

2.	All Class A Shares and Warrants issued as part of the Units; and

3.	All Class A Shares that may be issued upon exercise of the Warrants included in the Units.

This opinion letter is given in accordance with the terms of the “Legal Matters” section of the Registration Statement.

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DOCUMENTS EXAMINED

For the purpose of this opinion, we have examined and relied upon the originals and copies, certified or otherwise, of the following documents:

(i)	the Registration Statement filed with the SEC as at the date hereof;

(ii)	a draft of the form of Unit certificate representing the Units (the “Unit Certificate”);

(iii)	a draft of the form of warrant agreement and the warrant certificate constituting the Warrants (the “Warrant Documents”);

(iv)	a draft of the underwriting agreement between the Company and the Representative (the “Underwriting Agreement”),

(the Warrant Documents and the Underwriting Agreement, together the “Agreements”);

(v)	the Certificate of Incorporation of the Company dated 5 March 2021;

(vi)	the [written] resolutions of the board of directors of the Company dated [ ] [ ] 2021 (the “Resolutions”);

(vii)	the corporate records of the Company as maintained at its registered office in the Cayman Islands;

(viii)	the draft amended and restated memorandum and articles of association of the Company (the “Articles”);

(ix)	a Certificate executed by two directors of the Company dated [ ] [ ] 2021, a copy of which is appended to this opinion letter (the “Directors Certificate”);

(x)	a Certificate of Good Standing in relation to the Company dated [ ] [ ] 2021, issued by the Registrar of Companies in and for the Cayman Islands (the “COGS”),

(together, the “Documents”).

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ASSUMPTIONS

This opinion letter, and the legal opinions contained herein, are given only as to circumstances and matters of fact existing and known to us at the date hereof. This opinion letter is governed by and shall be construed in accordance with the laws of the Cayman Islands in force as at the date of this opinion letter. In giving this opinion letter, we have relied (without further verification) on the Documents and have assumed without enquiry or independent verification the following:

(a)

the genuineness of all signatures and seals, the authenticity and completeness of all Documents submitted to us as originals or copies, and the conformity to original Documents of all copies examined by us (whether or not certified);

(b)

the capacity, power and authority of the parties under all relevant laws and regulations (other than, in the case of the Company, the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents;

(c)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Warrants or the Class A Shares;

(d)

the accuracy and completeness of all factual statements, representations and warranties made in the Documents and other documents examined by us and that all opinions expressed therein (if any) are made in good faith and reached after due consideration;

(e)

that there is no contractual or other prohibition (other than any arising under the laws of the Cayman Islands) binding on any party (including the Company) prohibiting it from entering into and performing its obligations under the Documents to which it is a party;

(f)

that the Agreements have been or will be duly authorised, executed and unconditionally delivered by or on behalf of the parties thereto (other than the Company) and are legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Governing Law”) and all other relevant laws (other than the laws of the Cayman Islands);

(g)	the Company was on the date of execution of the Agreements, able to pay its debts as they became due from its own monies;

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(h)	that there is no provision of the laws of any jurisdiction (other than the Cayman Islands) which would or might have any implication in relation to the opinions expressed herein;

(i)

the choice of the Governing Law to govern the Agreements has been made for bona fide purposes and will be regarded as a valid and binding choice, as a matter of the Governing Law and all other relevant laws (other than the laws of the Cayman Islands);

(j)

the submission of the parties to the Agreements to the jurisdiction of the courts of the State of New York or the United States District Court for the Southern District of New York, will be regarded as a valid and binding submission, as a matter of the Governing Law and all other relevant laws (other than the laws of the Cayman Islands);

OPINIONS

Based upon and subject to the foregoing and subject to the reservations and qualifications mentioned below and to any matters not disclosed to us, we are of the opinion that:

1.

The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies pursuant to the provisions of the Companies Act.

2.

The Class A Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of Class A Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of Class A Shares upon the exercise of the Warrants in accordance with the Warrant Documents), such Class A Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the Register of Members.

3.

The execution, delivery and performance of the Unit Certificate and the Warrant Documents have been authorised by and on behalf of the Company and, once the Unit Certificate and the Warrant Documents have been executed and delivered by any director or duly authorised officer of the Company, the Unit Certificate and the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

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RESERVATIONS AND QUALIFICATIONS

Our opinions are subject to the following reservations and qualifications:

A.

The term “enforceable” as used above means that the obligations assumed by the Company under the Documents are of a type that the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with its terms. In particular:

(i)

enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(ii)

enforcement may be limited by general principles of equity—for example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(iii)	enforcement may be limited by the principle of forum non conveniens or analogous principles notwithstanding any purported waiver of such principles by any of the parties;

(iv)	claims may become barred under the statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(v)

where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction or in the Cayman Islands; and

(vi)

we reserve our opinion as to the enforceability of the relevant provisions of the Documents to the extent that they purport to grant exclusive jurisdiction to the courts of a particular jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions.

B.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under Section 200A of the Companies Act on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

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C.	Under Cayman Islands law, the Register of Members is prima facie evidence of title to shares and this register would not record a third party interest in such shares.

D.

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

E.

In this opinion, the phrase “non-assessable” means with respect to fully paid shares in the Company, that a member of the Company shall not, by virtue solely of its status as a member of the Company, be liable for additional assessments or calls on the shares by the Company or its creditors (save in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may prepared to look through the corporate veil.

F.	Notwithstanding any purported date of execution of the Agreements, the rights and obligations therein contained take effect only on the actual execution and delivery thereof.

G.

We are attorneys-at-law in the Cayman Islands and this opinion is confined to and given on the basis of the laws of the Cayman Islands in force and currently applied by the courts of the Cayman Islands as at the date hereof. We have made no investigation and express no opinion as to the laws of any jurisdiction other than the Cayman Islands, including any references to foreign statutes in the Documents.

H.

We express no opinion as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations and warranties that may be made by or with respect to the Company.

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This opinion is solely for the addressee hereof and may not be used, quoted from or relied upon by any other person. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter, and is governed by and shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to Collas Crill under the heading “Legal Matters” in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC.

Yours faithfully

Collas Crill

Our Ref: ADS/50001107.0001